SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES
THE TAIWAN FUND, INC. REVIEW

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the January 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2003

By:	/s/ Haichi Vicki Hau Name: Haichi Vicki Hau Title: Secretary

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THE TAIWAN FUND, INC. REVIEW
January 2003

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

The Fund has undergone a notable transformation in January, as we started the year 2003 by streamlining our portfolio with enhanced investment concentration. By focusing our hedges in selected investment sectors, we believe the Fund should have better performance going forward than it has in the past. In January, the Fund returned 8.65% in U.S. dollar terms, compared to the TAIEX’s return of 12.94%. The difference was unsatisfactory compared to the Fund’s previous track records, but we are still the best performing fund among our peers for the last three months.

In February, a principal uncertainty in the market is the pending issue of Iraq. Although the market should have factored the potential impact of a war into fundamentals, the overhang of such uncertainties may continue to discourage investors. Weak market sentiments have already led to a large correction in non-technology sectors. While further deterioration in sentiment is likely, we believe the downside risks are quite limited. We are still overweight in non-technology sectors, which should consolidate after recent corrections. On the other hand, we will increase the financial sector weighting to cope with the increasing risk of geopolitical uncertainties. Our longer-term investment view is still positive, as we believe non-technology sectors should continue to benefit from rising demand in China. The technology sector, in addition, should finally find its ground in the second quarter and revive from its multi-year downward trend. As the economy recovers, the financial sector is also likely to witness a stronger performance.

Core & Active Portfolio Sector Allocation

As of 01/31/03	% of Core	% of Active	% of
	Portfolio	Portfolio	TAIEX

Semiconductor	21.44	11.05	19.26
Banking	19.01	14.00	20.85
PC & Peripherals	12.27	13.20	13.79
Telecommunication	8.92	8.03	8.12
Plastics	7.96	23.93	7.15
Electronics	7.21	0.20	7.82
Textile	3.18	0.21	2.19
Steel	2.90	2.68	3.58
Transportation	2.84	10.00	2.44
Auto	2.00	6.23	1.88
Electricals	1.64	0.00	1.42
Chemical	1.57	0.11	1.57
Wire & Cable	1.38	0.00	1.06
Paper & Pulp	1.11	2.80	0.57
Rubber	0.82	5.29	0.85
Others	5.75	2.27	7.45
Total	100.00	100.00 [1]	100.00
Tech	50.58	34.75	49.52
Non-Tech	30.41	51.25	29.63
Financial	19.01	14.00	20.85

Total Active Portfolio Net Asset: US$63.71M
Total Core Portfolio Net Asset: US$112.86M
Cash: US$7.15M

Total Fund Asset Allocation

As of 01/31/03	% of	% of
	Total Fund	TAIEX

Semiconductor	17.00	19.26
Banking	16.53	20.85
Plastics	13.19	7.15
PC & Peripherals	12.11	13.79
Telecommunication	8.27	8.12
Transportation	5.21	2.44
Electronics	4.50	7.82
Auto	3.39	1.88
Steel	2.71	3.58
Rubber	2.34	0.85
Textile	2.02	2.19
Paper & Pulp	1.65	0.57
*C.S. & Software	1.24	0.53
Electricals	1.01	1.42
Chemical	1.00	1.57
Others	3.94	7.98
Total	96.11	100.00
Cash	3.89
Tech	43.12	49.52
Non-Tech	36.46	29.63
Financial	16.53	20.85

Total Net Asset: US$183.72M
(*)=Computer Service & Software

Top 10 Holdings of Active Portfolio

As of 01/31/03	% of Active Portfolio

Formosa Chemicals	13.94
Taiwan Semiconductor	7.65
Yangming Marine Transport	7.61
Cathay Financial Holdings	6.40
Taiwan Polypropylene	5.00
Cheng Shin Rubber Ind.	4.76
Hua Nan Financial Holdings	3.78
Hon Hai Precision Industry	3.49
Compal Electronic	3.49
China Motor	3.16

Total	59.28

Top 10 Holdings of Total Fund Portfolio

As of 01/31/03	% of Total Portfolio

Taiwan Semiconductor	8.62
Formosa Chemicals	6.49
Cathay Financial Holdings	4.89
Chunghwa Telecom	3.32
Yangming Marine Transport	3.13
United Micro Electronics	2.96
Hon Hai Precision Industry	2.88
Formosa Plastics	2.32
China Steel Common	2.30
Hua Nan Financial Holdings	2.29

Total	39.20

Premium/Discount of TWN

NAV: US$11.23 No. of Shares: 16.4M	Price: US$9.31	Prem.: -17.10%

Performance Comparison

Total Returns
(Return in US$)	As of 01/31/03	Unit:%

	Last	Last	Last	2002	2001	2000	1999
	1 Mth	3 Mth	6 Mth

TWN	8.65	4.27	-4.46	-23.23	6.58	-45.23	47.25
ROC	7.55	1.95	-2.29	-19.07	-6.57	-39.94	35.86
Taipei	9.43	1.70	-9.73	-34.33	-15.69	-50.94	13.87
Formosa	7.72	0.70	-9.91	-27.73	9.35	-51.04	19.57
Formosa Growth	3.36	-1.74	-8.72	-25.13	4.46	-51.94	38.49
New Taipei	9.44	-1.08	-11.49	-32.84	2.33	-45.59	33.91
Index	12.94	9.84	-1.13	-19.23	10.42	-46.53	34.16

Taiwan Fund (Since Launch 1986/12/23): 169.96%

Performance Chart

* By regarding the active portion as an “enhancer” to the Fund’s performance, we found that it might be misleading to directly compare the active portion of the Fund to the benchmark of the Fund. Moreover, our concentration strategy effectively increases the volatility of the action portion of the Fund. Thus, we believe it should be more appropriate to examine the Fund’s performance by looking at the Fund as a whole. Starting from January, we will provide only one performance comparison in our review report to avoid any confusion that might arise.

Taiwan’s Macro Economics Review

               Source: DATASTREAM

     Taiwan’s exports growth should pick up in January, as U.S. inventory trends have remained positive for Taiwan’s exports. However, as we pointed out last month, the sustainability of a recovery is still in doubt, especially when a war is on the horizon. Conservatism on the part of consumers as well as businesses could continue to dampen demand growth, prolonging the recovery process until confidence returns.

*Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned

*Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*Please notify us immediately if you are having problems receiving this telecopy.

1The % of Active portfolio is classified into 100% for easier comparison with core portfolio and Index.

Fund Manager: Vincent Lai Deputy Fund Manager: Jovi Chen